Exhibit 3.1

GLOBAL MEDICAL REIT INC.

ARTICLES OF AMENDMENT

GLOBAL MEDICAL REIT INC., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Corporation desires to, and does hereby, amend its charter as currently in effect (the “Charter”), pursuant to Section 2-309(e) of the Maryland General Corporation Law (the “MGCL”), to effect a reverse stock split of the issued and outstanding shares of the common stock, par value $0.001 per share (“Common Stock”), of the Corporation such that:

(i)             every five (5) shares of Common Stock of the Corporation, par value $0.001 per share, that are issued and outstanding immediately prior to the Effective Time (as defined herein) shall, at the Effective Time, be combined and changed into one (1) issued and outstanding share of Common Stock of the Corporation, par value $0.005 per share;

(ii)            no fractional shares of Common Stock of the Corporation resulting from such combination and change will be or remain issued and outstanding following the Effective Time, and each stockholder otherwise entitled to a fractional share will be entitled to receive, in lieu thereof, cash in an amount equal to the product obtained by multiplying (x) the fraction of a share by (y) the product obtained by multiplying the last reported price per share at which shares of Common Stock of the Corporation sold on the New York Stock Exchange at the close of market on the date on which the Effective Time occurs (prior to giving effect to such combination and change) by five (5); and

(iii)           shares of Common Stock of the Corporation representing the difference between the number of shares of Common Stock of the Corporation issued and outstanding immediately prior to the Effective Time and the number of shares of Common Stock of the Corporation issued and outstanding immediately following the Effective Time, shall return to the status of authorized and unissued shares of Common Stock of the Corporation having, at the Effective Time, a par value of $0.005 per share.

SECOND: The Corporation desires to, and does hereby, further amend its Charter pursuant to Section 2-605(a)(2) of the MGCL to change the par value of each authorized share of Common Stock of the Corporation from $0.005 per share to $0.001 per share, effective immediately after the Effective Time.

THIRD: The Corporation desires to, and does hereby, further amend its Charter pursuant to Section 2-105(a)(13) of the MGCL to replace Section 6.1 of Exhibit A to the Charter with the following, effective immediately after the Effective Time:

“Section 6.1 Authorized Shares. The Corporation has authority to issue 110,000,000 shares of stock, consisting of 100,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), and 10,000,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”). If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Sections 6.2, 6.3 or 6.4 of this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board of Directors, and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.”

FOURTH: The foregoing amendments to the Charter as set forth in these Articles of Amendment are for the purpose of effecting a reverse stock split that results in a combination of issued and outstanding shares of Common Stock of the Corporation, a change in the par value of the authorized shares of Common Stock of the Corporation and a decrease in the authorized stock of the Corporation, and such amendments are limited to changes expressly authorized by Sections 2-309(e), 2-605(a)(2) and 2-105(a)(13) of the MGCL, respectively, to be made without action by the stockholders of the Corporation and were approved by a majority of the entire board of directors of the Corporation without action by the stockholders of the Corporation.

FIFTH: The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment was 510,000,000 shares of stock, consisting of 500,000,000 shares of Common Stock, $0.001 par value per share, and 10,000,000 shares of Preferred Stock, $0.001 par value per share. The aggregate par value of all shares of stock having par value was $510,000.

SIXTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 110,000,000 shares of stock, consisting of 100,000,000 shares of Common Stock, $0.001 par value per share, and 10,000,000 shares of Preferred Stock, $0.001 par value per share. The aggregate par value of all authorized shares of stock having par value is $110,000.

SEVENTH: These Articles of Amendment shall be effective at 5:00 p.m. Eastern Time on September 19, 2025 (the “Effective Time”).

EIGHTH: The undersigned President and Chief Executive Officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters and facts required to be verified under oath, the undersigned President and Chief Executive Officer of the Corporation acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by the President and Chief Executive Officer of the Corporation and attested to by the Secretary of the Corporation on this 18th day of September 2025.

ATTEST:	GLOBAL MEDICAL REIT INC.

/s/ Jamie A Barber	/s/ Mark O. Decker, Jr.
Name: Jamie A. Barber	Name: Mark O. Decker, Jr.
Title: Secretary	Title: President and Chief Executive Officer